EXHIBIT 1
                                                                      ---------

                                      Duane Reade Holdings, Inc.
                          Consolidated Statements of Operations (Preliminary)
                                           (Unaudited)
                                          (In thousands)

                                                 FOR THE         FOR THE            FOR THE         FOR THE
                                                13 WEEKS         14 WEEKS          52 WEEKS        53 WEEKS
                                                  ENDED           ENDED              ENDED           ENDED
                                             --------------  ---------------    --------------  --------------
                                              December 30,      December 31,     December 30,   December 31,
                                                 2006             2005              2006            2005
                                             --------------  ---------------    --------------  --------------
Net sales                                        $ 414,465        $ 416,626        $1,584,778      $1,589,451
Cost of sales                                      327,138          339,126         1,260,252       1,287,855
                                             --------------  ---------------    --------------  --------------
Gross profit                                        87,327           77,500           324,526         301,596
                                             --------------  ---------------    --------------  --------------
Selling, general & administrative expenses          70,380           76,682           275,069         273,672
Labor contingency expense (income)                       -            1,100           (18,004)          4,400
Transaction expense (income)                             -             (136)                -             681
Depreciation and amortization                       18,400           17,280            72,609          70,594
Store pre-opening expenses                               -              100               305             364
Other                                               12,964           27,125            14,747          31,761
                                             --------------  ---------------    --------------  --------------
                                                   101,744          122,151           344,726         381,472
                                             --------------  ---------------    --------------  --------------
Operating loss                                     (14,417)         (44,651)          (20,200)        (79,876)
Interest expense, net                               14,718           14,686            56,947          50,004
                                             --------------  ---------------    --------------  --------------
Loss before income taxes                           (29,135)         (59,337)          (77,147)       (129,880)
Income tax expense (benefit)                         1,295            2,212             2,956         (29,492)
                                             --------------  ---------------    --------------  --------------
Net loss                                         $ (30,430)       $ (61,549)        $ (80,103)     $ (100,388)
                                             ==============  ===============    ==============  ==============